Benitec Biopharma Releases Full Year 2025 Financial Results and Provides Operational Update

Interim Clinical Study Results for Cohort 1 of the BB-301 Phase 1b/2a Treatment Study Anticipated in Q4 2025

Enrollment of the First Subject into Cohort 2 of the BB-301 Phase 1b/2a Treatment Study Expected in Q4 2025

HAYWARD, Calif., September 22, 2025 (GLOBE NEWSWIRE) -- Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary “Silence and Replace” DNA-directed RNA interference (“ddRNAi”) platform, today announced financial results for its full year ended June 30, 2025. The Company has filed its annual report on Form 10-K with the U.S. Securities and Exchange Commission.

“We remain incredibly thankful for our continued close collaboration with families, clinical researchers, and healthcare providers as we advance the BB-301 clinical development program. With increasing durations of clinical follow-up for Subjects enrolled into Cohort 1 of the BB-301 Phase 1b/2a Treatment Study, our enthusiasm continues to be strong for the potential to develop BB-301 as a safe and efficacious therapy for the improvement of swallowing in patients diagnosed with OPMD with dysphagia,” said Jerel A. Banks, M.D., Ph.D., Executive Chairman and Chief Executive Officer of Benitec. “We are also grateful to have received a favorable recommendation to continue enrollment into Cohort 2 from our Independent Data Safety Monitoring Board following the safe treatment of the sixth and final Subject of Cohort 1. We look forward to beginning enrollment of Subjects into Cohort 2 of the BB-301 Phase 1b/2a Treatment Study, as well as providing additional interim clinical study results for Cohort 1 Subjects, in the fourth calendar quarter of this year.”

Corporate Highlights

In accordance with the protocol for the BB-301 Phase 1b/2a Treatment Study, a meeting of the Independent Data Safety Monitoring Board (DSMB) was convened following the completion of the 28-day post BB-301 dosing visit for the sixth Subject enrolled into Cohort 1. At the conclusion of the meeting, the DSMB formally recommended the continuation of subject enrollment into the Phase 1b/2a Treatment Study, which is expected to begin in calendar Q4 2025.

We look forward to providing additional interim clinical study results for Cohort 1 Subjects in the fourth calendar quarter of this year.

Financial Highlights

Full Year 2025 Financial Results

For the year ended June 30, 2025, the Company reported total expenses of $41.8 million compared to $22.5 million for the year ended June 30, 2024. Royalties and license fees were $0 in 2025, compared to $(108,000) in 2024, which reflected the reversal of a prior accrual. Research and development expenses were $18.3 million in 2025, up from $15.6 million in 2024, and were primarily related to the ongoing clinical development of BB-301 for the treatment of OPMD. The increase in research and development expenses reflected the timing of contract manufacturing activities and payments associated with the OPMD Natural History and Dosing study.

General and administrative expenses totaled $23.4 million in 2025 compared to $7.0 million in 2024. The increase was primarily driven by higher share-based compensation of $14.5 million, as well as increases in legal fees of $492,000, consulting fees of $605,000, travel expenses of $219,000, and salaries and wages of $685,000.

The loss from operations for the year ended June 30, 2025, was $37.9 million compared to $21.8 million for the prior year. Net loss attributable to shareholders was $37.9 million, or $1.05 per basic and diluted share, compared to a net loss of $22.4 million, or $1.22 per basic and diluted share, for the year ended June 30, 2024. As of June 30, 2025, the Company had $97.7 million in cash and cash equivalents.

BENITEC BIOPHARMA INC.
Consolidated Balance Sheets
(in thousands, except par value and share amounts)

	June 30,	June 30,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$97,744	$50,866
Restricted Cash	113	63
Trade and other receivables	33	229
Prepaid and other assets	628	516
Total current assets	98,518	51,674
Property and equipment, net	131	179
Deposits	55	25
Other assets	28	62
Right-of-use assets	860	270
Total assets	$99,592	$52,210
Liabilities and Stockholders’ Equity
Current liabilities:
Trade and other payables	$1,022	$4,165
Accrued employee benefits	426	475
Lease liabilities, current portion	354	284
Total current liabilities	1,802	4,924
Non-current accrued employee benefits	-	38
Lease liabilities, less current portion	495	-
Total liabilities	2,297	4,962
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value - 5,000,000 shares authorized; no shares issued
and outstanding at June 30, 2025 and 2024, respectively	-	-
Common stock, $0.0001 par value - 160,000,000 shares authorized; 26,250,469 and 10,086,119 shares issued
and outstanding at June 30, 2025 and 2024, respectively	2	1
Additional paid-in capital	326,308	238,398

Accumulated deficit	(228,176)	(190,259)
Accumulated other comprehensive loss	(839)	(892)
Total stockholders’ equity	97,295	47,248
Total liabilities and stockholders’ equity	$99,592	$52,210

BENITEC BIOPHARMA INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended June 30,
	2025	2024
Revenues	$-	$-
Operating expenses
Royalties and license fees	-	(108)
Research and development	18,332	15,609
General and administrative	23,433	6,989
Total operating expenses	41,765	22,490
Loss from operations	(41,765)	(22,490)
Other income (loss):
Foreign currency transaction gain (loss)	(71)	40
Interest income (expense), net	3,286	904
Other income (expense), net	(131)	(204)
Gain on extinguishment of liabilities	764	-
Unrealized gain (loss) on investment	-	(1)
Total other income (loss), net	3,848	739
Net loss	$(37,917)	$(21,751)
Other comprehensive income:
Unrealized foreign currency translation gain (loss)	53	(62)
Total other comprehensive income	53	(62)
Total comprehensive loss	$(37,864)	$(21,813)
Net loss	$(37,917)	$(21,751)
Deemed dividends	-	(619)
Net loss attributable to common shareholders	$(37,917)	$(22,370)

Net loss per share:
Basic and diluted	$(1.05)	$(1.22)
Weighted average number of shares outstanding: basic and diluted	36,209,271	18,364,386

About BB-301

BB-301 is a novel, modified AAV9 capsid expressing a unique, single bifunctional construct promoting co-expression of both codon-optimized Poly-A Binding Protein Nuclear-1 (PABPN1) and two small inhibitory RNAs (siRNAs) against mutant PABPN1 (the causative gene for OPMD). The two siRNAs are modeled into microRNA backbones to silence expression of faulty mutant PABPN1, while allowing expression of the codon-optimized PABPN1 to replace the mutant with a functional version of the protein. We believe the silence and replace mechanism of BB-301 is uniquely positioned for the treatment of OPMD by halting mutant expression while providing a functional replacement protein.

About Benitec Biopharma, Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary “Silence and Replace” DNA-directed RNA interference platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD). A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Forward Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding Benitec’s plans to develop and commercialize its product candidates, the timing of the completion of pre-clinical and clinical trials, the timing of the availability of data from our clinical trials, the timing and sufficiency of patient enrollment and dosing in clinical trials, the timing of expected regulatory filings, and the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: the success of our plans to develop and potentially commercialize our product candidates; the timing of the completion of preclinical studies and clinical trials; the timing and sufficiency of patient enrollment and dosing in any future clinical trials; the timing of the availability of data from our clinical trials; the timing and outcome of regulatory filings and approvals; the development of novel AAV vectors; our potential future out-licenses and collaborations; the plans of licensees of our technology; the clinical utility and potential attributes and benefits of ddRNAi and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure; our intellectual property position and the duration of our patent portfolio; expenses, ongoing losses, future revenue, capital needs and needs for additional financing, and our ability to access additional financing given market conditions and other factors; the length of time over which we expect our cash and cash equivalents to be sufficient to execute on our business plan; unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities and other regulatory developments; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the impact of, and our ability to remediate, the identified material weakness in our internal controls over financial reporting; the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Irina Koffler
LifeSci Advisors, LLC
(917) 734-7387
ikoffler@lifesciadvisors.com